EXHIBIT 15
                                                        DRAFT 3/7/97






                                  SBI FUND, INC.

                     DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

                 This Plan (the "Plan") dated the     day of
         1997, is the written plan contemplated by Rule 12b-1 ("Rule 12b-1") under the Investment Company Act of 1940 (the "Act") of SBI Fund, Inc. (the "Fund").

              WHEREAS, the Fund is registered as an open-end management investment company under the Act.

              WHEREAS, the Fund has two classes of common stock autho-rized and outstanding, Class A Common Stock (the "Class A Shares") and Class B Common Stock (the "Class B Shares" and, together with the Class A Shares and all other shares that may be authorized by the Board of Directors from time to time, the "Shares"), each representing a specific pool of assets (Pool A and Pool B, respectively) provided that the Board of Directors may establish additional classes of equity securities from time to time representing additional pools of assets respectively.

              WHEREAS, the Fund desires to adopt a Plan pursuant to Rule 12b-1 under the Act to provide for the payment by the Fund of expenses in connection with the distribution of the Shares, and the Directors have determined, in the exercise of their rea-sonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that this Plan will ben-efit the Fund and its shareholders.

                 WHEREAS, the Fund has entered into an agreement dated
         as of          , 1997 (the "Agreement") with Lamaute Capital
         Inc. (the "Distributor") pursuant to which the Distributor has agreed to act as distributor of the Shares.

              NOW, THEREFORE, in consideration of the foregoing, the Fund hereby adopts this Plan in accordance with Rule 12b-1 on the following terms and conditions:

              1. Definitions. As used in this Plan, the following terms shall have the following meanings:

                   (a) "Qualified Directors" shall mean the Directors of the Fund who are not interested persons (as such term is defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan. While this Plan is in effect, the selection and nomination of Quali-fied Directors shall be committed to the discretion of the Directors who are not interested persons of the Fund.







              Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Directors.

                   (b) "Qualified Recipient" shall mean any broker-dealer or other "person" (as such term is defined in the Act) which (i) has entered into a written agreement (a "related agreement") with the Distributor that complies with the Rule and (ii) has rendered distribution assis-tance (whether direct, administrative or both) in the distribution of the Shares.

                 2. Payments for Distribution Assistance. Under the Plan, the Fund shall make quarterly payments to the Distribu-tor, not exceeding in the aggregate a maximum annual amount equal to 0.05% of the average daily net asset value of Pool A and of Pool B (and of any additional pool of assets with re-spect to which an additional class or series of shares of the Fund may be authorized from time to time by the Board of Di-rectors) during each fiscal year of the Fund, as agreed to pursuant to the terms of the Distribution Agreement entered into between the Fund and the Distributor. The Distributor shall use such fee received from the Fund to reimburse itself for its costs incurred in connection with the distribution of the Shares, including but not limited to, advertising, printing and mailing promotional literature, telephone calls and lines, computer terminals and personnel, and compensating Qualified Recipients for providing distribution assistance with respect to the Shares. The Distributor may make Plan payments to any "affiliated person" (as such term is defined in the Act) of the Distributor if such affiliated person qualifies as a Qualified Recipient. Payment of such fee shall be subject to any limita-tions set forth in applicable regulations of the National Association of Securities Dealers, Inc.

              3. Allocation Between Pools. Distribution costs paid for pursuant to the Plan shall be allocated between Pool A and Pool B of the Fund (and any additional pool of assets with re-spect to which an additional class or series of shares of the Fund may be authorized from time to time by the Board of Di-rectors) based on the relative average net asset size of such Pools.

              4. Reports. While this Plan is in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall report in writing at least quarterly to the Fund's Board of Directors, and the Board shall review, the amounts expended



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         under the Plan and the purposes for which such expenditures were made.

              5. Effectiveness, Continuation and Termination. This Plan shall become effective as to each class of shares of the Fund upon approval (i) by a vote of the Board of Directors of the Fund and of the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of holders of at least a majority (as such term is defined in the Act) of the outstanding voting shares of the respective class or series of Shares. Unless terminated as hereinafter provided, this Plan shall continue in effect for a period of one year from its effective date, and from year to year thereafter only so long as such continuance is specifi-cally approved at least annually by the Fund's Board of Direc-tors and its Qualified Directors cast in person at a meeting called for the purpose of voting on such continuance.

              This Plan may be terminated at any time with respect to either or both of the Class A Shares and Class B Shares (or any additional class or series of shares as may be authorized from time to time by the Board of Directors) by a vote of a majority of the Qualified Directors or by the vote of the holders of a majority (as defined in the Act) of the outstanding voting shares of the respective class or series of Shares.

              6. Amendment. This Plan may not be amended to increase materially the amount of payments to be made without share-holder approval, as set forth in 5(ii) above, and all amend-ments must be approved in the manner set forth under 5(i) above.

              7. Related Agreements. Any agreement related to the Plan shall be in writing, and shall provide that (i) such agreement may be terminated at any time, without payment of penalty, by the vote of a majority of the Qualified Directors or with respect to either or both of the Class A Shares and Class B Shares (or any additional class or series of shares as may be authorized by the Board of Directors) by a vote of a majority of the Qualified Directors or by the vote of the holders of a majority (as defined in the Act) of the outstand-ing voting shares of the respective class or series of Shares on not more than 60 days written notice to any other party to the agreement; and (ii) such agreement shall terminate auto-matically in the event of its assignment. Any such related agreement shall become effective upon approval by a vote of the Board of Directors of the Fund and of the Qualified Directors cast in person at a meeting called for the purpose of voting on such agreement.



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              Unless terminated as provided in 7(i) and (ii) above, any
         agreement related to the Plan shall continue in effect for a period of one year from its effective date, and from year to year thereafter only so long as such continuance is specifi-cally approved at least annually by the Fund's Board of Direc-tors and its Qualified Directors cast in person at a meeting called for the purpose of voting on such continuance.

              8. Preservation of Documents. The Fund shall preserve copies of the Plan and any agreements and reports made pursuant thereto, and minutes of the Board of Directors' consideration of the Plan which describe the factors considered and the basis for the decision, for a period of six years from the date of such document, the first two years in an easily accessible place.





































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